Exhibit 99.1

Party City Announces Appointment of Michelle Millstone-Shroff to its Board of Directors

ELMSFORD, N.Y – February 5, 2019 - Party City Holdco Inc. (the “Company” or “Party City”) (NYSE:PRTY), the leading vertically integrated decorated party goods company in North America, announced today that Michelle (“Meka”) Millstone-Shroff has been appointed to the Company’s board of directors, effective February 1, 2019.

Ms. Millstone-Shroff most recently served as the President and Chief Operating Officer of buybuy Baby, the nation’s leading retailer of items for infants and toddlers, and Chief Customer Experience Officer of Bed Bath & Beyond, Inc. During her fifteen years at Bed Bath & Beyond, Inc., Ms. Millstone-Shroff also served in a variety of senior roles in strategy and business development. Earlier in her career, she worked at McKinsey & Company, with a focus on retail- and consumer-oriented companies.

Norman Matthews, Party City Director and Chairman of the Board stated, “Meka is a proven retail industry leader, having demonstrated tremendous skill in driving innovation and growth across physical and digital channels with a customer centric approach. As Party City continues to grow its integrated omni-channel strategy, centered on building a seamless customer experience in-stores and online, we know that Meka’s expertise will be valuable, and we’re thrilled to welcome her to our board.”

Ms. Millstone-Shroff commented, “Party City has a powerful brand that connects with consumers looking to celebrate life’s special moments. I’m excited to be joining the Company’s board of directors and using my own industry experiences to help Party City further strengthen its customer connections in strategic new ways that drive growth for the future.”

Ms. Millstone-Shroff is a graduate of Harvard Business School, where she earned a Master in Business Administration with distinction, and the University of Pennsylvania, where she earned a dual B.S. summa cum laude in strategic management from The Wharton School and a B.A. in psychology summa cum laude from The College of Arts & Sciences.

About Party City

Party City is the leading party goods company by revenue in North America and, it believes, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. The Company designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 950 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City, Halloween City and Toy City, and e-commerce websites, principally through the domain name PartyCity.com.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser and Jim Furrer

203-682-8200

PartyCityPR@icrinc.com